EXHIBIT 99.1

Arbutus Announces Closing of $50 Million First Tranche of $116.4 Million Strategic Investment from Roivant Sciences

VANCOUVER, British Columbia and WARMINSTER, Pa. , Oct. 16, 2017 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq:ABUS), an industry-leading hepatitis B virus (HBV) therapeutic solutions company, and Roivant Sciences Ltd. announced today the closing of the issue and sale of 500,000 convertible series A preferred shares by Arbutus to Roivant for gross proceeds to Arbutus of US$50 million (Tranche 1).

The Tranche 1 closing represents the first of two tranches of Preferred Shares comprising the previously announced US$116.4 million strategic investment by Roivant in Arbutus. The remaining amount of US$66.4 million (Tranche 2) is expected to close promptly upon satisfaction of customary closing conditions including regulatory and shareholder approvals, as applicable, under Canadian securities law. For further details with respect to the Preferred Shares, please refer to Arbutus’ Form 8-K filed with the U.S. Securities and Exchange Commission on October 3, 2017.

The Preferred Shares which Roivant purchased are presently being held for investment purposes.  In addition to the acquisition of additional Preferred Shares in Tranche 2 or as discussed in Roivant’s related early warning report, Roivant and Arbutus intend to explore working together to leverage Roivant’s infrastructure, including to accelerate more efficient development of Arbutus’ drug pipeline, expand Arbutus' geographic footprint and enhance the value of Arbutus' assets.

About Chronic Hepatitis B
Chronic hepatitis B (cHBV) is a serious infection of the liver caused by HBV and is considered a major global health problem. cHBV infection can cause chronic liver disease, which increases a patient's risk of death from liver cirrhosis and liver cancer. Estimates from the Centers for Disease Control and Prevention indicate that up to 350 million people globally may be chronically infected with HBV. According to the World Health Organization, more than 780,000 people die every year due to HBV. Most currently available therapies aim to suppress viral replication but do not lead to a cure in the overwhelming majority of patients.

Advisors
MTS Securities, LLC is serving financial advisor for the Special Committee of the Board of Directors of Arbutus. Arbutus’ Canadian legal advisor is Farris, Vaughan, Wills & Murphy LLP, with Dorsey & Whitney LLP as Arbutus’ US legal advisor. Roivant’s Canadian legal advisor is Lawson Lundell LLP, with White & Case LLP as Roivant’s US legal advisor.

About Arbutus Biopharma
Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic HBV infection. Arbutus is headquartered in Vancouver, BC, and has facilities in Warminster, PA. For more information, please visit www.arbutusbio.com.

About Roivant Sciences
Roivant is dedicated to transformative innovation in healthcare. Roivant focuses on realizing the full potential of promising biomedical research by developing and commercializing novel therapies across diverse therapeutic areas. Roivant partners with innovative biopharmaceutical companies and academic institutions to ensure that important medicines are rapidly developed and delivered to patients.

Roivant advances its drug pipelines through wholly- or majority-owned subsidiary companies, including Axovant (neurology), Myovant (women's health and endocrine diseases), Dermavant (dermatology), Enzyvant (rare diseases), and Urovant (urology). Roivant also pursues its mission by incubating and launching innovative healthcare companies operating outside of traditional biopharmaceutical development. Roivant's long-range mission is to reduce the time and cost of developing and delivering new medicines for patients. For more information, please visit www.roivant.com.

For further information, and to obtain a copy of the early warning report filed by Roivant under applicable Canadian securities laws in connection with the transactions hereunder, please see Arbutus' profile on the SEDAR website at www.sedar.com.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY. THE PREFERRED SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR ANY STATE THEREOF ABSENT REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION FROM REGISTRATION REQUIREMENTS.

Proxy Statement Information

IN CONNECTION WITH THE TRANSACTION, ARBUTUS BIOPHARMA CORPORATION WILL FILE A PROXY STATEMENT AND OTHER DOCUMENTS WITH THE SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE TRANSACTION.

A definitive proxy statement will be sent or made available to stockholders of Arbutus Biopharma Corporation seeking their approval of certain aspects of the transactions as described above. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Arbutus Biopharma Corporation with the SEC at the SEC’s website, www.sec.gov. The definitive proxy statement (when available) and such other documents relating to Arbutus Biopharma Corporation may also be obtained free of charge by directing a request to Arbutus Biopharma Corporation, Investor Relations, 100 - 8900 Glenlyon Parkway, Burnaby, British Columbia, Canada V5J 5J8, Telephone: 604.419.3200 or from Arbutus Biopharma Corporation’s website, www.arbutusbio.com.

Arbutus Biopharma Corporation, Roivant Sciences Ltd., and their respective directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information concerning the interests of the persons who may be “participants” in the solicitation will be set forth in the proxy statement when it becomes available.

Forward-Looking Statements and Information
This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements in this press release include statements about the $116.4 million strategic investment from Roivant; Arbutus and Roivant exploring working together to leverage Roivant’s infrastructure, including to accelerate more efficient development of Arbutus’ drug pipeline; expand Arbutus’ geographic footprint and to enhance the value of Arbutus’ assets; shareholder approval for the Roivant investment; closing of the remaining Roivant investment; and discovering, developing, and commercializing a cure for patients suffering from chronic HBV infection.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: meeting the conditions to close the Roivant investment (including shareholder approval); cash runway requirements to fund the HBV R&D pipeline; continued Roivant support; the effectiveness and timeliness of preclinical and clinical trials, and the usefulness of the data; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Arbutus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: the remaining Roivant investment may not close on the terms and timing currently anticipated, or at all; the proceeds of the Roivant investment may not be sufficient to fund Arbutus’ programs, or may not result in the advancement of Arbutus’ programs; Arbutus’ shareholders may not approve the Roivant investment; anticipated preclinical and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested drug candidate; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus’ products; economic and market conditions may worsen; and market shifts may require a change in strategic focus.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K and Arbutus’ continuous disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Contact Information - Arbutus

Investors
Adam Cutler
Senior Vice President, Corporate Affairs
Phone: 604-419-3200
Email: acutler@arbutusbio.com

Tiffany Tolmie
Manager, Investor Relations
Phone: 604-419-3200
Email: ttolmie@arbutusbio.com

Media
David Schull
Russo Partners
Phone: 858-717-2310
Email: david.schull@russopartnersllc.com

Contact Information - Roivant

Paul Davis
Roivant Sciences, Inc.
Phone: 646-495-5310
Email: paul.davis@roivant.com

SOURCE Arbutus Biopharma Corporation and Roivant Sciences Ltd.